Exhibit 10.37
Amended and Restated Board Compensation Program
For purposes of this Program:
1. Outside Director shall mean any individual that is not an Inside Director or Independent Directors and meets the definition of “outside director” as it may be amended from time to time under Section 162(m) of the Internal Revenue Code of 1986, as amended, and the rules and regulation thereunder.
2. Inside Director shall mean any individual who is also an officer or employee of the Corporation or any of its affiliates.
3. Independent Director shall mean any individual who qualifies as an “independent director” under any rule or regulation of any exchange upon which the Corporation’s securities may be listed (or in the absence of such listing the determination shall be made by the Board of Directors in the exercise of good faith in its sole and absolute discretion).
The determination of whether or not an individual is an Outside Director, Inside Director or Independent Director shall be made by the Board of Directors in its sole and absolute discretion at any time prior or subsequent to the date on which the individual is appointed or elected to the Board of Directors.

Compensation for Members of
Nominating &
Corporate
	Board of		Compensation	Governance
	Directors	Audit Committee	Committee	Committee
Annual Cash Retainer for Outside Directors (paid quarterly)	$20,000	$5,000	$3,000	$3,000
Meeting Fees for Outside Directors (paid quarterly)	$1,500 per meeting	$1,500 per meeting	$1,000 per meeting	$1,000 per meeting
Telephonic Meeting Fees for Outside Directors (paid quarterly)	$500 per meeting	$500 per meeting	$300 per meeting	$300 per meeting
Annual retainer and meeting fees for Inside Directors	$0	N/A	N/A	N/A
Other	Reimburse out of pocket expenses	Reimburse out of pocket expenses	Reimburse out of pocket expenses	Reimburse out of pocket expenses
Equity Compensation	As set forth in the Company’s 2006 Stock Incentive Plan